Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited (the “Company”) on Form F-3 of our report dated April 29, 2022 with respect to our audits of the consolidated balance sheets of the Company as of December 31, 2021, the consolidated statements of operations and comprehensive income (loss), consolidated statements of equity and consolidated statements of cash flows for the years ended December 31, 2021 appearing in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York

December 19, 2022